EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2026 Results

MARIETTA, Pa., Oct. 29, 2026 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the third quarter and first nine months of 2026.

Significant Items for third quarter of 2026 (all comparisons to third quarter of 2025):

  Net premiums earned decreased 3.0% to $222.9 million
  Combined ratio of 96.5%, compared to 95.9%
  Net income of $18.2 million, or 49 cents per diluted Class A share, compared to $20.1 million, or 55 cents per diluted Class A share
  Net income included after-tax net investment losses of $0.6 million, or 1 cent per diluted Class A share, compared to after-tax net investment gains of $1.0 million, or 3 cents per diluted Class A share
  Annualized return on average equity of 10.9%, compared to 13.0%
  Book value per share of $17.70 at September 30, 2026, compared to $17.14 at September 30, 2025

Financial Summary

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$222,883	$229,822	-3.0%	$666,814	$694,299	-4.0%
Investment income, net	14,689	13,943	5.4	43,468	38,466	13.0
Net investment (losses) gains	(701)	1,272	NM2	2,087	2,345	-11.0
Total revenues	237,658	245,919	-3.4	714,773	737,872	-3.1
Net income	18,157	20,080	-9.6	51,973	62,152	-16.4
Non-GAAP operating income[1]	18,639	19,075	-2.3	50,225	60,299	-16.7
Annualized return on average equity	10.9%	13.0%	-2.1 pts	10.6%	14.1%	-3.5 pts

Per Share Data
Net income – Class A (diluted)	$0.49	$0.55	-10.9%	$1.40	$1.72	-18.6%
Net income – Class B	0.45	0.51	-11.8	1.29	1.58	-18.4
Non-GAAP operating income – Class A (diluted)	0.50	0.52	-3.8	1.35	1.67	-19.2
Non-GAAP operating income – Class B	0.46	0.48	-4.2	1.25	1.53	-18.3
Book value	17.70	17.14	3.3	17.70	17.14	3.3

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “As expected, we continued to experience soft market conditions throughout our operating regions in the third quarter of 2026. Although those conditions continued to impede our ability to achieve our premium growth plan, we were able to deliver solid profitability, as demonstrated by earnings per diluted Class A share of $0.49 and an annualized return on equity of 10.9%.”

“Net premiums written1 declined modestly for both commercial and personal lines. We primarily attribute the declines to higher-than-planned attrition that we believe resulted from our commitment to pricing discipline on policy renewals amid increased rate competition, offset partially by incrementally higher new business writings as we have selectively enhanced our competitive posture for desired accounts. Within our personal lines, our automobile new business growth benefited from the reintroduction of a 12-month policy term that customers selected for the vast majority of new automobile policies written during the quarter. The increase from six-month terms to 12-month terms effectively doubled the net premiums written related to those new policies.”

“Our underwriting results for the third quarter were generally favorable despite an increase in weather-related losses compared to the prior-year quarter and a handful of unusually severe workers’ compensation claims during the quarter. We were pleased with the relative consistency of our core loss ratio compared to the prior-year quarter.”

“As we close out 2026 and finalize our business plan for 2027, we continue to engage with our independent agency partners in developing and deploying specific action plans with a goal of achieving profitable premium growth, albeit at a modest pace in recognition of current market conditions. We remain confident in our team’s ability to successfully achieve our strategic objectives that we believe will enhance stockholder value over time.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$142,916	$140,289	1.9%	$423,395	$415,032	2.0%
Personal lines	79,967	89,533	-10.7	243,419	279,267	-12.8
Total net premiums earned	$222,883	$229,822	-3.0%	$666,814	$694,299	-4.0%

Net Premiums Written
Commercial lines:
Automobile	$46,089	$45,621	1.0%	$161,477	$152,730	5.7%
Workers' compensation	18,540	21,013	-11.8	66,007	74,010	-10.8
Commercial multi-peril	47,391	51,800	-8.5	161,997	169,068	-4.2
Other	13,508	11,950	13.0	46,258	40,108	15.3
Total commercial lines	125,528	130,384	-3.7	435,739	435,916	-0.0
Personal lines:
Automobile	49,044	53,870	-9.0	140,480	161,803	-13.2
Homeowners	32,728	32,908	-0.5	92,000	95,286	-3.4
Other	2,433	2,453	-0.8	7,215	7,516	-4.0
Total personal lines	84,205	89,231	-5.6	239,695	264,605	-9.4
Total net premiums written	$209,733	$219,615	-4.5%	$675,434	$700,521	-3.6%

Net Premiums Written

The 4.5% decrease in net premiums written for the third quarter of 2026 compared to the third quarter of 2025, as shown in the table above, represents the net combination of a 3.7% decrease in commercial lines net premiums written and a 5.6% decrease in personal lines net premiums written. The $9.9 million decrease in net premiums written for the third quarter of 2026 compared to the third quarter of 2025 reflected competitive market conditions and included:

  Commercial Lines: $4.9 million decrease that we attribute primarily to modestly higher attrition and a lower level of renewal premium increases, offset partially by incremental growth in new business writings.
  Personal Lines: $5.0 million decrease that we attribute primarily to a lower level of renewal premium increases, offset partially by incremental growth in new business writings that included the impact of our insurance subsidiaries’ introduction during the third quarter of 2026 of a 12-month automobile policy term option for new business policies.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and nine months ended September 30, 2026 and 2025:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2026	2025	2026	2025

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	51.8%	51.1%	52.1%	51.8%
Loss ratio - weather-related losses	8.6	6.2	7.2	7.0
Loss ratio - large fire losses	2.6	4.4	5.0	4.3
Loss ratio - net prior-year reserve development	-1.5	0.4	-2.6	-1.8
Loss ratio	61.5	62.1	61.7	61.3
Expense ratio	34.8	33.5	35.3	33.4
Dividend ratio	0.2	0.3	0.3	0.4
Combined ratio	96.5%	95.9%	97.3%	95.1%

Statutory Combined Ratios
Commercial lines:
Automobile	96.9%	100.9%	93.2%	96.7%
Workers' compensation	128.1	103.9	115.1	108.7
Commercial multi-peril	95.6	91.6	106.0	93.1
Other	93.3	87.5	97.8	96.2
Total commercial lines	100.7	96.6	101.9	97.3
Personal lines:
Automobile	89.3	91.2	84.4	85.1
Homeowners	91.7	102.1	89.4	100.0
Other	85.5	52.8	75.8	54.9
Total personal lines	90.1	94.1	86.0	89.6
Total lines	96.5%	95.5%	96.2%	94.4%

Loss Ratio

For the third quarter of 2026, the loss ratio decreased slightly to 61.5%, compared to 62.1% for the third quarter of 2025. For the commercial lines segment, the core loss ratio, which excludes weather-related losses, large fire losses and net development of reserves for losses incurred in prior accident years, of 57.2% for the third quarter of 2026 increased from 54.0% for the third quarter of 2025, due largely to higher workers’ compensation and casualty loss severity. For the personal lines segment, the core loss ratio of 42.2% for the third quarter of 2026 decreased from 46.6% for the third quarter of 2025, with the improvement primarily attributable to the homeowners line of business.

Weather-related losses were $19.1 million, or 8.6 percentage points of the loss ratio, for the third quarter of 2026, compared to $14.3 million, or 6.2 percentage points of the loss ratio, for the third quarter of 2025. Weather-related loss activity for the third quarter of 2026 was lower than our previous five-year average of $20.4 million, or 9.3 percentage points of the loss ratio, for third-quarter weather-related losses. Our insurance subsidiaries incurred $4.2 million in losses from a July severe convective storm in the third quarter of 2026.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the third quarter of 2026 were $5.8 million, or 2.6 percentage points of the loss ratio. That amount compared to large fire losses of $10.0 million, or 4.4 percentage points of the loss ratio, for the third quarter of 2025. We experienced decreases in both commercial property and homeowners fire losses compared to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years of $3.5 million decreased the loss ratio for the third quarter of 2026 by 1.5 percentage points, compared to net unfavorable development of $1.0 million that increased the loss ratio for the third quarter of 2025 by 0.4 percentage points. For the third quarter of 2026, we attribute the net favorable development primarily to lower-than-expected emergence that our insurance subsidiaries experienced for the workers’ compensation and commercial automobile lines of business.

Expense Ratio

The expense ratio was 34.8% for the third quarter of 2026, compared to 33.5% for the third quarter of 2025. The increase in the expense ratio primarily reflected the impact of a lower base of net premiums earned compared to the prior-year quarter.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2026.

	September 30, 2026		December 31, 2025
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$97,279	6.5%	$103,619	6.9%
Obligations of states and political subdivisions	516,109	34.6	485,710	32.4
Corporate securities	381,926	25.6	383,927	25.6
Mortgage-backed securities	424,471	28.4	445,227	29.7
Allowance for expected credit losses	(1,203)	-0.1	(1,313)	-0.1
Total fixed maturities	1,418,582	95.0	1,417,170	94.5
Equity securities, at fair value	51,055	3.4	44,370	3.0
Short-term investments, at cost	23,235	1.6	38,713	2.5
Total investments	$1,492,872	100.0%	$1,500,253	100.0%

Average investment yield	3.9%		3.6%
Average tax-equivalent investment yield	4.0%		3.7%
Average fixed-maturity duration (years)	6.1		5.5

Net investment income of $14.7 million for the third quarter of 2026 increased 5.4% compared to $13.9 million for the third quarter of 2025. The increase in net investment income primarily reflected an increase in average investment yield relative to the prior-year third quarter.

Net investment losses of $0.7 million for the third quarter of 2026 were primarily related to net realized investment losses on the strategic sales of available-for-sale fixed-maturity securities, offset partially by net unrealized gains in the fair value of equity securities held at September 30, 2026. Net investment gains of $1.3 million for the third quarter of 2025 were primarily related to net unrealized gains in the fair value of equity securities held at September 30, 2025, offset partially by net realized investment losses on the strategic sales of available-for-sale fixed-maturity securities.

Our book value per share was $17.70 at September 30, 2026, compared to $17.33 at December 31, 2025, with the increase related to net income, offset partially by cash dividends declared as well as $24.1 million of after-tax net unrealized losses within our available-for-sale fixed-maturity portfolio during 2026 that decreased our book value by $0.65 per share.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$222,883	$229,822	-3.0%	$666,814	$694,299	-4.0%
Change in net unearned premiums	(13,150)	(10,207)	28.8	8,620	6,222	38.5
Net premiums written	$209,733	$219,615	-4.5%	$675,434	$700,521	-3.6%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$18,157	$20,080	-9.6%	$51,973	$62,152	-16.4%
Investment losses (gains) (after tax)	554	(1,005)	NM	(1,649)	(1,853)	-11.0
Other, net	(72)	-	NM	(99)	-	NM
Non-GAAP operating income	$18,639	$19,075	-2.3%	$50,225	$60,299	-16.7%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.49	$0.55	-10.9%	$1.40	$1.72	-18.6%
Investment losses (gains) (after tax)	0.01	(0.03)	NM	(0.05)	(0.05)	0.0
Other, net	-	-	NM	-	-	NM
Non-GAAP operating income – Class A	$0.50	$0.52	-3.8%	$1.35	$1.67	-19.2%

Net income – Class B	$0.45	$0.51	-11.8%	$1.29	$1.58	-18.4%
Investment losses (gains) (after tax)	0.01	(0.03)	NM	(0.04)	(0.05)	-20.0
Other, net	-	-	NM	-	-	NM
Non-GAAP operating income – Class B	$0.46	$0.48	-4.2%	$1.25	$1.53	-18.3%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On October 15, 2026, we declared a regular quarterly cash dividend of $0.1925 per share for our Class A common stock and $0.175 per share for our Class B common stock, which are payable on November 16, 2026 to stockholders of record as of the close of business on November 2, 2026.

Pre-Recorded Webcast

At approximately 8:30 am ET on Thursday, October 29, 2026, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, advancing our operational and digital capabilities, capitalizing on opportunities to grow profitably and providing superior experiences to our agents, policyholders and employees.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other industry trends that could increase our loss costs (including distracted driving, higher rates of litigation, higher judicial awards and escalating medical, automobile and property repair costs, including due to tariffs), adverse and catastrophic weather events and other natural disasters (including from changing climate conditions), man-made disasters (such as terrorism), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the successful operation (including cost, security and availability) of the information technology systems our insurance subsidiaries utilize, the successful development and deployment of new technologies (including artificial intelligence, data modernization and cloud migration) to allow our insurance subsidiaries to compete effectively, the loss or significant restriction of the use of specific rating attributes, analytical models or technologies our insurance subsidiaries use in their pricing and underwriting, increases in assessments pursuant to guaranty fund laws, business and economic conditions in the areas in which we and our insurance subsidiaries operate (including from pandemics), interest rates and other factors impacting the investment portfolios of our insurance subsidiaries, competition from various insurance and other financial businesses (including changes in consumer preferences for insurance distribution channels), the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to attract and retain independent insurance agents (and their ability to maintain adequate levels of premium volume and quality), changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Jeremy Hellman, Vice President, The Equity Group Inc.
Phone: (212) 836-9626
E-mail: jhellman@theequitygroup.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2026	2025

Net premiums earned	$222,883	$229,822
Investment income, net of expenses	14,689	13,943
Net investment (losses) gains	(701)	1,272
Lease income	74	75
Installment payment fees	713	807
Total revenues	237,658	245,919

Net losses and loss expenses	137,007	142,715
Amortization of deferred acquisition costs	35,881	37,218
Other underwriting expenses	41,724	39,688
Policyholder dividends	490	731
Interest	343	341
Other expenses, net	168	177
Total expenses	215,613	220,870

Income before income tax expense	22,045	25,049
Income tax expense	3,888	4,969

Net income	$18,157	$20,080

Net income per common share:
Class A - basic	$0.49	$0.56
Class A - diluted	$0.49	$0.55
Class B - basic and diluted	$0.45	$0.51

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	31,658,439	30,953,696
Class A - diluted	32,166,249	31,439,953
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$209,733	$219,615

Book value per common share
at end of period	$17.70	$17.14

Annualized return on average equity	10.9%	13.0%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2026	2025

Net premiums earned	$666,814	$694,299
Investment income, net of expenses	43,468	38,466
Net investment gains	2,087	2,345
Lease income	222	228
Installment payment fees	2,182	2,534
Total revenues	714,773	737,872

Net losses and loss expenses	411,562	425,666
Amortization of deferred acquisition costs	108,301	115,950
Other underwriting expenses	127,300	116,033
Policyholder dividends	1,702	2,309
Interest	1,013	1,010
Other expenses, net	1,179	269
Total expenses	651,057	661,237

Income before income tax expense	63,716	76,635
Income tax expense	11,743	14,483

Net income	$51,973	$62,152

Net income per common share:
Class A - basic	$1.42	$1.74
Class A - diluted	$1.40	$1.72
Class B - basic and diluted	$1.29	$1.58

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	31,520,696	30,587,219
Class A - diluted	31,996,127	31,071,583
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$675,434	$700,521

Book value per common share
at end of period	$17.70	$17.14

Annualized return on average equity	10.6%	14.1%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$804,647	$776,447
Available for sale, at fair value	613,935	640,723
Equity securities, at fair value	51,055	44,370
Short-term investments, at cost	23,235	38,713
Total investments	1,492,872	1,500,253
Cash	32,503	26,786
Premiums receivable	220,719	180,804
Reinsurance receivable	410,095	398,582
Deferred policy acquisition costs	69,145	68,670
Prepaid reinsurance premiums	205,818	171,083
Other assets	41,388	40,451
Total assets	$2,472,540	$2,386,629

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,127,476	$1,100,050
Unearned premiums	634,396	591,040
Borrowings under lines of credit	35,000	35,000
Other liabilities	14,384	20,121
Total liabilities	1,811,256	1,746,211
Stockholders' equity:
Class A common stock	348	344
Class B common stock	56	56
Additional paid-in capital	399,253	391,811
Accumulated other comprehensive loss	(32,400)	(8,296)
Retained earnings	335,253	297,729
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	661,284	640,418
Total liabilities and stockholders' equity	$2,472,540	$2,386,629